Exhibit 10.11

PRE-PAID PURCHASE #1

April 22, 2025	U.S. $1,357,500.00

FOR VALUE RECEIVED, FOUNDER GROUP LIMITED, a British Virgin Islands company (“Company”), promises to pay to Avondale Capital, LLC, a Utah limited liability company, or its successors or assigns (“Investor”), $1,357,500.00 and any interest, fees, charges, and late fees accrued hereunder in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum simple interest from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in accordance with the terms of this Pre-Paid Purchase #1 (this “Pre-Paid Purchase”), which is issued and made effective as of the date set forth above (the “Effective Date”). This Pre-Paid Purchase is issued pursuant to that certain Securities Purchase Agreement dated April 22, 2025, as the same may be amended from time to time, by and between Company and Investor (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Pre-Paid Purchase carries an original issue discount of $87,500.00 (“OID”). In addition, Company agrees to pay $20,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Pre-Paid Purchase (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Pre-Paid Purchase and are deemed to be fully earned and non-refundable as of the Purchase Price Date. Accordingly, the Purchase Price shall of this Pre-Paid Purchase shall equal $1,250,000.00 (the “Purchase Price”) and shall be payable as set forth in this Pre-Paid Purchase.

1. Payment; Prepayment; Effectiveness of Registration Statement.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Purchase Shares, as provided for herein, and delivered to Investor at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. So long as no Event of Default (as defined below) has occurred, Company shall have the right, exercisable on not less than five (5) Trading Days prior written notice to Investor to prepay the Outstanding Balance (less such portion of the Outstanding Balance for which Company has received a Purchase Notice (as defined below) from Investor where the applicable Purchase Shares have not yet been delivered) of this Pre-Paid Purchase, in part or in full, without penalty, in accordance with this Section 1.2. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to Investor in accordance with the notice provisions set forth in the Purchase Agreement and shall state: (i) that Company is exercising its right to prepay this Pre-Paid Purchase, and (ii) the date of prepayment, which shall be not less than five (5) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), Company shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of Investor as may be specified by Investor in writing to Company. For the avoidance of doubt, Investor shall be entitled to exercise its purchase rights in Section 3 until the Optional Prepayment Date. If Company exercises its right to prepay this Pre-Paid Purchase, Company shall make payment to Investor of an amount in cash equal to 110% multiplied by the then Outstanding Balance of this Pre-Paid Purchase being prepaid (the “Optional Prepayment Amount”). In the event Company delivers the Optional Prepayment Amount to Investor prior to the Optional Prepayment Date, the Optional Prepayment Amount shall not be deemed to have been paid to Investor until the Optional Prepayment Date. In the event Company delivers the Optional Prepayment Amount without an Optional Prepayment Notice, then the Optional Prepayment Date will be deemed to be the date that is five (5) Trading Days from the date that the Optional Prepayment Amount was delivered to Investor and Investor shall be entitled to exercise its purchase rights set forth herein during such five (5) Trading Day period. In addition, if Company delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to Investor within five (5) Trading Days following the Optional Prepayment Date, Company shall forfeit its right to prepay this Pre-Paid Purchase for thirty (30) calendar days.

1.3. Effectiveness of Registration Statement. In the event the Initial Registration Statement (as defined in the Purchase Agreement) has not been declared effective by the United States Securities and Exchange Commission within ninety (90) calendar days of the Effective Date, then the Outstanding Balance will automatically increase by one percent (1%) on such 90th calendar day and continue to increase by one percent (1%) for each thirty (30) calendar days that the Initial Registration Statement is not declared effective.

2. Security. This Pre-Paid Purchase is unsecured.

3. Investor Purchases.

3.1. Purchases; Mechanics. Upon the terms and subject to the conditions of this Pre-Paid Purchase, Investor, at its sole discretion, shall have the right, but not the obligation, to purchase from Company, and Company shall issue and sell to Investor, Purchase Shares by the delivery to Company of Purchase Notices as provided herein.

(a) Purchase Notice. At any time following the earlier of (i) six (6) months from the Purchase Price Date and (ii) the effectiveness of the Initial Registration Statement, Investor may, by providing written notice to Company in the form set forth on Exhibit A attached hereto (each, a “Purchase Notice”), require Company to issue and sell Purchase Shares to Investor, in accordance with the following provisions:

(i) Investor shall, in each Purchase Notice, indicate the portion of the Outstanding Balance that Investor elects to apply to the purchase of Purchase Shares pursuant to this Pre-Paid Purchase (each, a “Purchase”, and such amount, the “Purchase Amount”), in its sole discretion; provided that the Purchase Amount shall not exceed the Outstanding Balance, or result in Investor exceeding the limitation set forth in Section 3.1(b) of this Pre-Paid Purchase.

(ii) Each Purchase Notice shall be delivered to Company in accordance with the notice provisions set forth in the Purchase Agreement.

(iii) Each Purchase Notice shall set forth the Purchase Amount, the Purchase Share Purchase Price, the number of Purchase Shares to be issued by Company and purchased by Investor, and the remaining Outstanding Balance following the Closing (as defined below) of the Purchase.

(iv) Any Purchase Shares issued hereunder must be issued free trading to Investor pursuant to: (1) an effective Registration Statement (as defined in the Purchase Agreement); or (2) an applicable exemption from registration (e.g., Rule 144).

(b) Ownership Limitation. Notwithstanding anything to the contrary contained in this Pre-Paid Purchase or the other Transaction Documents (as defined in the Purchase Agreement), Company shall not effect any issuance of Purchase Shares pursuant to this Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Investor (together with its affiliates) to beneficially own a number of Ordinary Shares exceeding 9.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

3.2. Closings. The closing of each Purchase and each sale and purchase of Purchase Shares (each, a “Closing”) shall take place in accordance with the procedures set forth below:

(a) Promptly after receipt of a Purchase Notice with respect to each Purchase (and, in any event, not later than two (2) Trading Days after such receipt), Company will, or will cause its transfer agent to, electronically transfer such number of Purchase Shares to be purchased by Investor (as set forth in the Purchase Notice) by crediting Investor’s account or its designee’s account at DTC through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to Investor that such share transfer has been requested. Promptly upon receipt of such notification, Investor shall pay to Company the aggregate purchase price for the Purchase Shares (as set forth in the Purchase Notice) by offsetting the Purchase Amount against an equal amount outstanding under this Pre-Paid Purchase (first towards accrued and unpaid interest, if any, and then towards outstanding principal as shown in such Purchase Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the nearest whole number of shares. To facilitate the transfer of the Purchase Shares by Investor, the Purchase Shares will not bear any restrictive legends so long as there is an effective Registration Statement or an available exemption from registration covering such Purchase Shares (it being understood and agreed by Investor that notwithstanding the lack of restrictive legends, Investor may only sell such Purchase Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements)).

(b) In connection with each Closing, each of Company and Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Pre-Paid Purchase in order to implement and effect the transactions contemplated herein.

4. Triggering Events; Events of Default and Remedies.

4.1. Triggering Event. If, at any time prior to this Pre-Paid Purchase being paid in full: the VWAP is less than the Floor Price for at least five (5) Trading Days during a period of seven (7) consecutive Trading Days (the “Trigger”, and the last such day of each such occurrence, a “Trigger Date”), then Company shall make monthly cash repayments of amounts outstanding under this Pre-Paid Purchase beginning on the fifth (5th) Trading Day after the Trigger Date and continuing on the same day of each successive calendar month (each a “Payment Date”) until the entire Outstanding Balance shall have been paid or until the payment obligation ceases in accordance with this section. Each monthly payment shall be in an amount equal to the sum of (i) $350,000.00, and (ii) all outstanding accrued and unpaid interest in respect of this Pre-Paid Purchase as of each Payment Date. The obligation of Company to make monthly cash payments hereunder shall cease (with respect to any payment that has not yet come due) if at any time after the Trigger Date the VWAP is greater than 130% of the Floor Price for a period of five (5) consecutive Trading Days, unless a subsequent Trigger occurs.

4.2. Event of Default. The following are events of default under this Pre-Paid Purchase (each, “Event of Default”): (a) Company fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Company makes a general assignment for the benefit of creditors; (e) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Company; (g) Company fails to observe or perform any covenant set forth in Section 4 or Section 5 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Investor’s prior written consent; (i) Company fails to timely establish and maintain the Share Reserve (as defined in the Purchase Agreement); (j) Company fails to deliver any Purchase Shares in accordance with the terms hereof; (k) any money judgment, writ or similar process is entered or filed against Company or any subsidiary of Company or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Investor; (l) Company fails to be DWAC Eligible; (m) Company or any subsidiary of Company, breaches any covenant or other term or condition contained in any Other Agreement in any material respect; (n) Company defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Company contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those specifically set forth in this Section 4.2 or Section 4 or Section 5 of the Purchase Agreement; (o) any representation, warranty or other statement made or furnished by or on behalf of Company to Investor herein, in any Transaction Document, or otherwise in connection with the issuance of this Pre-Paid Purchase is false, incorrect, incomplete or misleading in any material respect when made or furnished; (p) Company effectuates a reverse split of its Ordinary Shares without twenty (20) Trading Days prior written notice to Investor; and (q) Company, any subsidiary of Company, or any pledgor, trustor, or guarantor of this Pre-Paid Purchase breaches any covenant or other term or condition contained in any Other Agreements.

4.3. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Investor may accelerate this Pre-Paid Purchase by written notice to Company, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (b) – (f) of Section 4.2, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Event of Default shall become immediately and automatically due and payable in cash at the Mandatory Default Amount. At any time following the occurrence of any Event of Default, upon written notice given by Investor to Company, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). Notwithstanding the foregoing, and for the avoidance of doubt, Investor may continue making Purchases pursuant to Section 3 at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder and Investor shall have all rights as a holder of the Pre-Paid Purchase until such time, if any, as Investor receives full payment pursuant to this Section 4.3. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver Purchase Shares pursuant to a Purchase as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Company acknowledges that this Pre-Paid Purchase is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or Purchases called for herein in accordance with the terms of this Pre-Paid Purchase.

6. Waiver. No waiver of any provision of this Pre-Paid Purchase shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Sales Limitation. Investor agrees that so long as no Event of Default has occurred, Investor will limit its aggregate sales of Purchase Shares on the open market in any given calendar week to 15% of the weekly trading volume of the Ordinary Shares as reported on www.Nasdaq.com for such week (the “Sales Limitation”). In the event Investor breaches such covenant, Company’s sole and exclusive remedy shall be the reduction of the Outstanding Balance in an amount equal to one hundred percent (100%) of the net proceeds Investor received from excess sales in any given week. For the avoidance of doubt, both the Sales Limitation and Company’s remedy related to such limitation shall expire thirty (30) days after satisfaction in full of this Pre-Paid Purchase.

8. Opinion of Counsel. In the event that an opinion of counsel is needed for Purchases under this Pre-Paid Purchase, Investor has the right to have any such opinion provided by its counsel.

9. Governing Law; Venue. This Pre-Paid Purchase shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-Paid Purchase shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

10. Arbitration of Disputes. By its issuance or acceptance of this Pre-Paid Purchase, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

11. Cancellation. After repayment of the entire Outstanding Balance, this Pre-Paid Purchase shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Pre-Paid Purchase.

13. Assignments. Company may not assign this Pre-Paid Purchase without the prior written consent of Investor. This Pre-Paid Purchase and any Purchase Shares issued upon Purchase of this Pre-Paid Purchase may be offered, sold, assigned or transferred by Investor to its affiliates without the consent of Company.

14. Notices. Whenever notice is required to be given under this Pre-Paid Purchase, unless otherwise provided herein, such notice shall be given in accordance with the Section 15.10 of the Purchase Agreement titled “Notices.”

15. Liquidated Damages. Investor and Company agree that in the event Company fails to comply with any of the terms or provisions of this Pre-Paid Purchase, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees, balance adjustments, Default Interest or other charges assessed under this Pre-Paid Purchase are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

16. Severability. If any part of this Pre-Paid Purchase is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Investor to the fullest extent permitted by law and the balance of this Pre-Paid Purchase shall remain in full force and effect.

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IN WITNESS WHEREOF, Company has caused this Pre-Paid Purchase to be duly executed as of the Effective Date.

COMPANY:

FOUNDER GROUP LIMITED

By:	/s/ Lee Seng Chi
Lee Seng Chi, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

Avondale Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Pre-Paid Purchase #1]

ATTACHMENT 1

DEFINITIONS

For purposes of this Pre-Paid Purchase, the following terms shall have the following meanings:

A1. “DTC” means the Depository Trust Company or any successor thereto.

A2. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A3. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A4. “DWAC Eligible” means that (a) Company’s Ordinary Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Company has been approved (without revocation) by DTC’s underwriting department; (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Purchase Shares are otherwise eligible for delivery via DWAC; and (e) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Purchase Shares via DWAC.

A5. “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by ten percent (10%) and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Pre-Paid Purchase as of the date the applicable Event of Default occurred.

A6. “Exempt Issuance” means Ordinary Shares or options issued to employees, consultants, officers or directors of Company pursuant to Company’s equity incentive plan or pursuant to the compensation agreements previously authorized by the Board of Directors.

A7. “Floor Price” means $0.2888, which may be subject to change in the future to the extent permitted by stock exchange rules in effect at the time of such change.

A8. “Fundamental Transaction” means that (a) (i) Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of Company with or into another Person, and after giving effect to such transaction, the stockholders of Company immediately prior to such transaction own less than 50% of the aggregate voting power of Company or the successor entity of such transaction, (ii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective assets to any other person or entity, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Ordinary Shares or greater than 50% of the voting power of the common equity of Company, (iv) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Ordinary Shares, other than an increase in the number of authorized shares of Company’s Ordinary Shares or stock split, (vi) Company transfers any material asset or distributes any non-monetary dividend or distribution to any subsidiary, affiliate, person or entity under common ownership or control with Company, or (vii) Company pays or makes any monetary dividend or distribution to its shareholders. For the avoidance of doubt, Company or any if the subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Pre-Paid Purchase is repaid in full upon consummation of the transaction.

A9. “Mandatory Default Amount” means the Outstanding Balance following the application of the Default Effect.

A10. “Ordinary Shares” means Company’s ordinary shares, no par value.

Attachment 1 to Pre-Paid Advance #1, Page 1

A11. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Company, on the one hand, and Investor (or an affiliate), on the other hand, and (b) any financing agreement with a value of $500,000.00 or more or a material agreement (other than a financing agreement) with a value of $1,000,000.00 or more that affects Company’s ongoing business operations, by Company, on the one hand, and a party other than the Investor, on the other hand.

A12. “Outstanding Balance” means as of any date of determination, the initial principal amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Purchases, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Investor, transfer, stamp, issuance and similar taxes and fees related to Purchases, and any other fees or charges incurred under this Pre-Paid Purchase.

A13. “Purchase Notice Date” means the date the applicable Purchase Notice is delivered by Investor to Company.

A14. “Purchase Price Date” means the date the Purchase Price is delivered by Investor to Company.

A15. “Purchase Shares” Ordinary Shares purchased pursuant to this Pre-Paid Purchase.

A16. “Purchase Share Purchase Price” means a price per share equal to 82.5% of the lowest daily VWAP during the ten (10) consecutive Trading Days immediately prior to the Purchase Notice Date, but in any event not lower than the Floor Price.

A17. “Trading Day” means any day on which Company’s principal market is open for trading.

A18. “VWAP” means the volume weighted average price of the Ordinary Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Pre-Paid Advance #1, Page 2

EXHIBIT A

Avondale Capital, LLC

PURCHASE NOTICE

On behalf of Avondale Capital, LLC (“Investor”), the undersigned hereby certifies, with respect to the purchase of Ordinary Shares of Founder Group Limited (“Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Pre-Paid Purchase #1, dated as of April 22, 2025 (as amended and supplemented from time to time), as follows:

A.	Purchase Notice Date: ____________
B.	Purchase Amount: ____________
C.	Purchase Share Purchase Price: ____________
D.	Number of Purchase Shares Due to Investor: ____________________
E.	Outstanding Balance Following Purchase: ____________

INVESTOR’S DTC PARTICIPANT #:

ACCOUNT NAME:
ACCOUNT NUMBER:
ADDRESS:
CITY:
COUNTRY:
CONTACT PERSON:
NUMBER AND/OR EMAIL:

Investor:

Avondale Capital, LLC

By:
John M. Fife, President